Exhibit 99.3

Altisource Residential Corporation
Unaudited Pro Forma Consolidated Statement of Taxable Operating Results and
Cash to be Made Available by Operations
Year Ended December 31, 2015
(in thousands)

The following represents an estimate of the taxable operating results and cash to be made available by operations expected to be generated by the Company (including the operations of properties ac    quired in the HOME SFR Transaction) based upon the unaudited pro forma consolidated statement of operations for the year ended December 31, 2015. These estimated results do not purport to represent results of operations for these properties in the future and were prepared on the basis described in the accompanying notes, which should be read in conjunction herewith.

Loss before income taxes	$(72,005)
Book/tax differences:
Change unrealized gain on mortgage loans	80,046
Net realized gain on mortgage loans	(76,076)
Net realized gain on mortgage loans held for sale	47,752
Net realized gain on real estate	(57,038)
Interest income, advances and recoveries	21,279
Depreciation and amortization	20,763
Valuations and impairments	38,683
Mortgage loan servicing costs	44,049
Acquisition fees and due diligence	897
Other book/tax differences, net	1,048
Estimated taxable operating results	49,398
Adjustments:
Real estate depreciation and amortization	37,910
Net book depreciation in excess of tax depreciation	(20,763)
Estimated cash to be made available by operations	$66,545

Altisource Residential Corporation
Notes to Unaudited Pro Forma Consolidated Statement of Taxable Operating Results and
Cash to be Made Available by Operations
Year Ended December 31, 2015

1. Basis of Presentation

Depreciation has been estimated based upon an allocation of the purchase price of the properties acquired in the HOME SFR Transaction to land (19%), buildings (73%), site improvements and chattel (6%) and lease-in-place intangible assets (2%) and has been applied on a straight-line basis over assumed useful lives (for tax purposes) ranging from 10 to 40 years.

No income taxes have been provided because the Company is organized and operates in such a manner so as to qualify as a Real Estate Investment Trust (“REIT”) under the provisions of the Internal Revenue Code (the “Code”). Accordingly, the Company generally will not pay Federal income taxes provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code.

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